Exhibit 10.13

DECEMBER 2012 AMENDMENT TO THE CREDIT AND SECURITY AGREEMENT

This first amendment (the “December 2012 Amendment” or “Amendment”), dated December 21, 2012 is being entered into between SmartHeat Inc., a Nevada corporation (including any successor or permitted assignee thereof, the “Company”), having an address at 1802 North Carson Street, Suite 212, Carson City, NV 89701, and Northtech Holdings Inc., a British Virgin Islands business company (including any successor, assignee or transferee thereof, “Northtech”), having an address at Mill Mall, Suite 6, Wickhams Cay 1, P.O. Box 3085, Road Town, Tortola, British Virgin Islands, and amends the Credit and Security Agreement, dated July 27, 2012, between the Company and Northtech (the “Credit Agreement”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Credit Agreement.

WITNESSETH

WHEREAS, the Company and Northtech entered into the Credit Agreement on July 27, 2012;

WHEREAS, shareholders holding 78% of the issued and outstanding shares of the Company approved the Credit Agreement at the Company’s 2012 Annual Meeting of Shareholders, at which a quorum of 80% of the Company’s issued and outstanding shares was represented in person or by proxy;

WHEREAS, as of December 21, 2012, the Obligations of the Company under the Credit Agreement, including Advances, Fees and Interest is $1,384,455.77; and

WHEREAS, the Company and Northtech desire to amend certain provisions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	Amendments to the Credit Agreement. The Credit Agreement shall hereby be amended as follows:

a. The definition of “Average Share Price” under Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced by the following:

““Average Share Price” means the average of the opening and closing price for each share of Borrower’s common stock (HEAT) on a trading day, or the average of the bid and ask prices if no share of the Borrower’s common stock is traded on such a trading day; provided that in no event shall the Average Share Price be lower than $0.50 or higher than $3.50.”

b. The definition of “Maximum Line” under Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced by the following:

““Maximum Line” means $2,500,000.”

c. Section 2.3(a) of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“(a)  Unless terminated by the Lender at any time or by the Borrower pursuant to Section 2.9, the Credit Facility shall remain in effect until April 30, 2014 (the “Initial Maturity Date”) and, thereafter may be extended at the Borrower’s option by 30 days’ prior written notice to the Lender for up to 4 successive 9-month periods (each such date of expiration to which the Credit Facility has been extended is herein referred to as a “Maturity Date”), provided that each such extension shall be subject to (i) the Lender’s approval of the applicable annual budget of the Borrower at the time of the extension, and (ii) the payment by the Borrower to Lender of an extension fee of 4% of the Maximum Line.”

d. Section 2.6 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“(a) The Borrower, at its sole option, may repay Advances, pay Interest pursuant to section 2.4, and pay Fees, in Restricted Shares of the Borrower’s common stock.  The number of Restricted Shares to be issued shall be determined by dividing the amount payable by the average of the Average Share Price on each of the 10 trading days immediately preceding the date as of which such Average Share Price is being calculated, provided that the number of Restricted Shares so calculated shall be rounded up to the nearest whole number of shares.”

e. Section 2.11 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“2.11                 Use of Proceeds.   The Borrower shall use the proceeds of Advances for ordinary working capital purposes and for repurchases of shares of the Borrower’s common stock, at prices not to exceed the average of the Average Share Price during the 10 trading days immediately preceding the date of such repurchases, and not any other purposes, including but not limited to, any capital expenditure or investment purposes.”

f. Section 6.2 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“6.2                 Use of Proceeds.    The Borrower will use the proceeds of Advances for working capital purposes in its ordinary course of business consistent with past practices and for repurchases of shares of the Borrower’s common stock, at prices not to exceed the average of the Average Share Price during the 10 trading days immediately preceding the date of such repurchases, and not for capital expenditure or investment purposes.”

g. Section 3.1(c) of the Credit Agreement shall be deleted in its entirety andreplaced with the following:

“(c) 55% of Borrower’s Equity Interest in each of its wholly-, directly-owned Subsidiaries.”

h. Section 4.2(b) of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“(b) Evidence to the satisfaction of the Lender that the Security Interest in 55% of the Borrower’s Equity Interest in each of its wholly-, directly-owned Subsidiaries have been perfected in all applicable jurisdictions by filing of an Equity Pledge Agreement and other relevant documents in respect of each such Subsidiary in the PRC with the relevant branch of the State Administration for Industry and Commerce (the “AIC”).”

i. Schedule 5.1(e) to the Credit Agreement shall be deleted in its entirety and replaced with Exhibit A to this Amendment.

2.
Repayment of Outstanding Obligations. Upon the effectiveness of this Amendment, the Borrower, in accordance with Section 2.6 of the Credit Agreement, shall repay $1,300,000 of its outstanding Obligations under the Credit Agreement, as acknowledged in the preamble above, which amount includes Advances, Interest and Fees, in 1,300,000 Restricted Shares of the Company’s common stock.

a.	The Company and Northtech hereby acknowledge and agree that the Average Share Price used for the purposes of this section 2 is $1.00.

3.
Reduction of Obligations.  Upon delivery to Northtech of the 1,300,000 Restricted Shares of the Company’s common stock referenced in Section 2, the Company and Northtech hereby acknowledge and agree that the outstanding Obligations of the Company under the Credit Agreement, $1,384,455.77 as of December 21, 2012, shall be reduced by $1,301,300, and that the Revolving Notes dated July 30, 2012, and December 14, 2012, each in the amount of $500,000, shall have been paid-in-full, effective December 21, 2012.

4.
Shareholder Vote. The Company hereby agrees that it will submit this Amendment to its shareholders for approval in its proxy solicitation for the Company’s next annual meeting of shareholders, which the Company hereby agrees to hold no later than 12 months from the date hereof.

a.
The parties further agree that an Event of Default shall occur if the Company’s shareholders do not approve this Amendment in accordance with this Section 4 by the requisite vote required to approve such proposal.

5.	Miscellaneous.

a.   Full Force and Effect. Except as expressly set forth in this Amendment, no other provision of the Credit Agreement shall be changed, altered or modified and the Credit Agreement, except as amended, shall remain in full force and effect.

b. Authority. Each party represents and warrants to the other party that this Amendment is being executed by the authorized representatives of each respective party.

c.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may also be executed via facsimile, which shall be deemed an original.

d. Headings. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

e. Notices. Unless otherwise provided, any notice required or permitted under this Amendment shall be given in accordance with Section 8.3 of the Credit Agreement.

f.   Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

g.    All Amendments in Writing. No supplement, modification, or amendment to this Amendment shall be binding, unless executed in writing by a duly authorized representative of each party to this Amendment.

h.   Entire Agreement. This Amendment and the Credit Agreement, including the Exhibits and the Schedules, constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

i. Governing Law. This Amendment shall be governed by, and construed in accordance with the substantive laws (other than conflict laws) of the State of New York.

j. Mandatory Mediation. This Amendment shall be governed by procedures other than litigation for settling all claims and dispute as set forth in Section 8.13 of the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

SMARTHEAT, INC.

By: /s/ Oliver Bialowons
       Name: Oliver Bialowons
       Title: President

NORTHTECH HOLDINGS, INC.

By: /s/ Jun Wang
     Name: Jun Wang
     Title: Director

Exhibit A

Schedule 5.1(e) to Credit and Security Agreement

Subsidiaries

Subsidiary Name	Jurisdiction of Incorporation	Percentage Owned
SmartHeat Taiyu (Shenyang) Energy Technology Co., Ltd.	People’s Republic of China	100%
* SmartHeat (Shenyang) Heat Pump Technology Co., Ltd.	People’s Republic of China	95%
**SmartHeat Deutschland GmbH	Germany	100%
SanDeKe Co., Ltd.	People’s Republic of China	100%
SmartHeat Siping Beifang Energy Technology Co., Ltd.	People’s Republic of China	100%
SmartHeat (China) Investment Co., Ltd.	People’s Republic of China	100%
* SmartHeat (Shenyang) Energy Equipment Co., Ltd.	People’s Republic of China	100%
SmartHeat (Shanghai) Trading Co., Ltd.	People’s Republic of China	100%
Beijing SmartHeat Jinhui Energy Technology Co., Ltd.	People’s Republic of China	52%
Hohhot Ruicheng Technology Co., Ltd.	People’s Republic of China	51%
Urumqi Xinrui Science & Tech. Co., Ltd.	People’s Republic of China

*           Indicates subsidiary of a subsidiary.